UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 6, 2008

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina	27703-8466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (919) 941-9777

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 6, 2008, Inspire Pharmaceuticals, Inc. (“Inspire”) issued a press release, attached to and made part of this report, announcing the results of its Phase 3 clinical trial of denufosol tetrasodium, an inhaled product candidate for the treatment of cystic fibrosis.

On June 6, 2008, Inspire also held a conference call to discuss the results of its Phase 3 clinical trial of denufosol and related matters.

The trial demonstrated statistical significance for its primary efficacy endpoint, which was the change in FEV1 (Forced Expiratory Volume in One Second) from baseline at the trial endpoint (at 24 weeks or last observation carried forward). Patients treated with denufosol had a statistically significant improvement in FEV1 compared to placebo (45 milliliter treatment group difference, p = 0.047). On average, patients on denufosol improved relative to baseline (48.1 milliliters) whereas patients on placebo remained essentially unchanged (3.5 milliliters) at endpoint.

Secondary endpoints were also evaluated in the trial. There was a trend in differences in FEF (25%-75%) (Forced Expiratory Flow 25%-75%), a measure of small airway function, favoring denufosol over placebo (87.5 milliliters/second treatment group difference, p = 0.072). There were no statistically significant differences between denufosol and placebo relative to pulmonary exacerbations. Data analysis is ongoing for various other pre-specified secondary endpoints and sub-groups.

In February 2008, Inspire initiated patient enrollment in TIGER-2, its second planned pivotal Phase 3 clinical trial. The TIGER-2 clinical trial is beginning with enrollment in the United States and Canada. Through the date of this report, 25 patients have been enrolled in TIGER-2.

(d)	Exhibits

No.	Description

99.1	Press Release dated June 6, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Christy L. Shaffer
Christy L. Shaffer, President and Chief Executive Officer

Dated: June 6, 2008